Exhibit 99

Alion Announces Results for Fiscal Year Ending September 30, 2003.

McLean, VA, March 1, 2004. Alion Science and Technology Corporation today announced its operating results for the fiscal year ended September 30, 2003.

The following discussion is based on pro forma financial results for the fiscal years ending September 30, 2003 and September 30, 2002, as if Alion’s acquisition of substantially all of the assets and assumption of certain liabilities of IIT Research Institute (IITRI) on December 20, 2002, had been consummated on the Company’s first day of each fiscal year.

Revenue for the fiscal year ended September 30, 2003 increased 5.7% to $213.2 million, compared with $201.7 million for the fiscal year ended September 30, 2002. The increase in revenue was largely a result of an increase in demilitarization support services to the U.S. Army’s Newport Chemical Agent Disposal Facility (NECDF); expanded services under the Modeling and Simulation Information Analysis Center (MSIAC) contract with the Department of Defense; and additional support to the Department of Defense under the Mobile Parts Hospital Project and the Joint Spectrum Center (JSC) contract.

On a normalized basis, excluding the non-recurring transaction expenses and the amortization expenses related to the purchased contract costs and depreciation expenses for certain tangible assets purchased from IITRI noted below, income from operations for the fiscal year ended September 30, 2003, would have been $11.3 million, compared to income from operations of $13.4 million for the comparable period last year. This decline was due, in part, to increases in components of our operating expenses related to additional costs for regulatory compliance, legal support and financial reporting. (1)

The non-recurring expenses, which were excluded from the results discussed in the previous paragraph, consist of transaction expenses related to Alion’s purchase of substantially all of the assets of IITRI in the amounts of $6.7 million and $6.4 million, respectively, for the fiscal years ended September 30, 2003 and September 30, 2002. Amortization expenses for intangible assets of $10.2 million and depreciation expenses for certain tangible assets of $0.4 million were acquired in the transaction, and totaled approximately $10.6 million in each of the comparable periods. When these transaction, amortization and depreciation expenses are included (as required by U.S. generally accepted accounting principles), the loss from operations was $6.1 million for the fiscal year ended September 30, 2003, compared with the loss from operations of $3.6 million for the fiscal year ended September 30, 2002. The net loss for 2003 was $20.7 million, compared to the net loss of $13.8 million for the prior year, due to the items stated above.

Commenting on these results, Alion Chairman and CEO Bahman Atefi stated, “Fiscal year 2003 was the year we became a stand-alone, for-profit company. Despite the increased expenses associated with this transaction, the company’s income from operations and net income, as adjusted for the transaction-related expenses noted above, exceeded our plan for the year.”

For the fiscal year ended September 30, 2003, Alion derived 98% of its revenue from federal government contracts on which it serves as either prime contractor or subcontractor. For the comparable period in 2002, Alion also derived 98% of its revenue from federal government contracts. Revenue from the Department of Defense accounted for approximately 95% of revenue for the fiscal year ended September 30, 2003, up from approximately 90% for the comparable period in 2002.

Commenting on fiscal year 2003, Jack Hughes, Alion Senior Vice President and CFO, said, “During the latter part of fiscal year 2003, we took deliberate steps to re-energize our acquisition program, which resulted in the successful closing of the acquisition of Innovative Technology Solutions Corporation on October 31, 2003. This acquisition has the potential to increase Alion’s fiscal year 2004 revenues, making up for the fiscal year 2003 shortfall in actual revenues when compared to our fiscal year 2003 plan.”

To view Alion’s EDGAR filings data online, please visit the U.S. Securities and Exchange Commission web site at
http://www.sec.gov/cgi-bin/srch-edgar?text=alion.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Acts of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Note: (1) Normalized income from operations is defined as income from operations, which is a standard U.S. generally accepted accounting principles (“GAAP”) measurement, plus non-recurring transaction expenses and amortization expenses for intangible assets, both of which are directly related to the purchase by Alion of substantially all of the assets and certain liabilities of the Illinois Institute of Technology Research Institute (IITRI) on December 20, 2002. Alion’s management has provided the normalized income from operations analysis in this press release, because we believe it provides our beneficial employee-owners a meaningful measure of financial performance as well as a better understanding of operating results, particularly when comparing our financial results to date to our operating financial plan for the same period of time. Normalized income from operations should not be construed as an alternative to income from operations, as calculated pursuant to GAAP.

ALION SCIENCE AND TECHNOLOGY CORPORATION
Unaudited Pro Forma Consolidated Statements of Operations
For the Year Ended September 30, 2003 and September 30, 2002
(In thousands, except share and per share information)

	Year Ended September 30, 2003				Year Ended September 30, 2002
				Normalized				Normalized
	Pro Forma	Adjustments		Operations	Pro Forma	Adjustments		Operations
Contract revenue	$213,182			$213,182	$201,738			$201,738
Direct contract expense	155,214			155,214	147,377			147,377

Gross profit	57,968			57,968	54,361			54,361

Operating expenses:
Indirect contract expense	11,253			11,253	11,153			11,153
Research and development	213			213	575			575
General and administrative	24,194			24,194	19,219			19,219
Deferred compensation	527			527	—			—
Non-recurring transaction expense	6,726	(6,726	) (1)	—	6,361	(6,361	(1)	—
Rental and occupancy expense	9,093			9,093	8,279			8,279
Depreciation and amortization	12,436	(10,600	) (2)	1,836	12,201	(10,600	)(2)	1,601
Bad debt expense (recovery)	(405)			(405)	154			154

Total operating expenses	$64,037	$(17,326)		$46,711	$57,942	$(16,961)		$40,981

Operating income (loss)	(6,069)	17,326		11,257	(3,581)	16,961		13,380
Other income (expense):
Interest income	43				40
Interest expense	(13,905)				(9,629)
Other	(790)				(63)

Loss before income taxes	(20,721)				(13,233)
Income tax expense	(27)				(589)

Net (loss)	$(20,748)				$(13,822)

Basic and diluted (loss) per share	$(7.83)				$(5.37)
Basic and diluted weighted average common shares outstanding	2,649				2,575

(1) Non-recurring Transaction-Related Expense. Non-recurring Transaction related expense (e.g., third party legal, accounting, and finance) was approximately $6.7 million for the year ended September 30, 2003. For the year ended September 30, 2002, Transaction- related expenses were approximately $6.4 million. The increase in expense is associated with activities related to the closing of the Transaction on December 20, 2002 which was the last day of the first quarter of fiscal year 2003. Of the approximate $6.7 million in related expense for the year ended September 30, 2003, approximately $6.4 million was incurred in the first quarter.

(2) Depreciation and Amortization. Depreciation and amortization expense was approximately $12.4 million for the year ended September 30, 2003 and $12.2 million for the year ended September 30, 2002. In each year, approximately $10.2 million of amortization expense related to customer contracts purchased from IITRI and approximately $0.4 million of depreciation expense was associated with the fair value of tangible assets acquired in the Transaction.

Revenue by Customer Type

     The following table sets forth, for each period indicated, the approximate percentage of our revenues derived from each of our major types of customers.

	Pro Forma
	September 30, 2003	September 30, 2002
Department of Defense	95.0%	90.0%
Federal Civilian Agencies	3.0	8.0
Commercial / State / Local	2.0	2.0

Total	100.0%	100.0%

Balance Sheet Data
(Dollars in thousands)

	September 30,	September 30,
	2003	2002
Current assets	$48	$7
Current liabilities	31	97
Working capital	17	(90)

Total debt	97	11

Stockholders’ equity	18	(90)

Total assets	$145	$7

4